                                                                    Exhibit 99.1

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
Johnson & Johnson
Press Contacts:            Jeffrey J. Leebaw        Marc Monseau
                           732-524-3350             732-524-1130

Johnson & Johnson
Investor Contacts:         Helen Short              Andrea Ferris      Lesley Fishman
                           732-524-6491             732-524-6486       732-524-3922

OraPharma
Press Contact:             Jim Ratigan
                           215-956-2205
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                                                           FOR IMMEDIATE RELEASE


                  JOHNSON & JOHNSON TO ACQUIRE ORAPHARMA, INC.

             ACQUISITION TO EXPAND PORTFOLIO OF ORAL HEALTH PRODUCTS

         New Brunswick, NJ and Warminster, PA (November 13, 2002) - - Johnson & Johnson and OraPharma, Inc. (NASDAQ: OPHM) today announced that they have signed a definitive agreement for Johnson & Johnson to acquire OraPharma, a specialty pharmaceutical company focused on the development and commercialization of unique therapeutics. As a result of the acquisition, OraPharma will operate as part of the Personal Products Company, a member of the Johnson & Johnson family of companies.

         Under the terms of the transaction, OraPharma shareholders will receive $7.41 for each outstanding OraPharma share. The transaction is valued at approximately $85 million, net of cash, and is expected to close in the first quarter of 2003 subject to customary closing conditions and regulatory approvals. The acquisition is not expected to have a material impact on revenues or earnings of Johnson & Johnson.

                                     -more-
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                                       -2-

         OraPharma's initial product, Arestin(TM), represents a therapeutic advance for the adjunct treatment of periodontal disease. Arestin(TM) is the first locally administered, time-released antibiotic encapsulated in microspheres that effectively controls the germs that can cause periodontal disease, a disease that affects more than 50 million people in the United States.

         "The acquisition of OraPharma allows us to make an important entry into the professional marketplace," said Michael Sneed, President, Personal Products Company. "The addition of OraPharma broadens our portfolio of innovative oral health products."

         Headquartered in Warminster, Pennsylvania, OraPharma's strategic focus is based in large part on their patented microsphere delivery technology with well characterized compounds. The company's other technological initiatives include a compound for the treatment of oral mucositis, an agent for bone and tissue regeneration, and a next generation periodontal therapeutic.

         "Becoming part of the Johnson & Johnson family of consumer companies provides us with the resources to fully realize the potential of Arestin(TM)," said Michael D. Kishbauch, President and Chief Executive Officer of OraPharma. "In addition, our future pipeline of technologies offers the potential of additional novel therapeutics."

         Personal Products Company, a division of McNeil-PPC, Inc., develops, produces and markets innovative Oral Health, Women's Health and Sanitary Protection products. It is a leader in the fast growing oral health market with a full line of floss, rinse and toothbrush products. Personal Products is also a leader in women's health products with vaginal yeast cures, personal lubricants, and urinary pain relief tablets. The company's comprehensive product line of sanitary protection products includes pantiliners, tampons and maxi pads. Leading brands include Monistat(TM), KY-Brand Liquid(TM), REACH(TM), and Stayfree(TM), Carefree(TM), and o.b.(TM)

                                     -more-

         Johnson & Johnson, with approximately 107,000 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has 197 operating companies in 54 countries around the world, selling products in more than 175 countries.

                                       ###

         In connection with the above-described transactions, OraPharma, Inc. intends to file a proxy statement and other materials with the Securities and Exchange Commission. Security holders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Security holders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning OraPharma, Inc., at the Securities and Exchange Commission web site at http://www.sec.gov. Security holders of OraPharma, Inc. may also obtain for free the proxy statement and other documents filed by OraPharma, Inc. with the Securities and Exchange Commission in connection with the above-described transactions by directing a request to OraPharma, Inc. at 732 Louis Drive, Warminster, PA 18974; Attention: Investor Relations.

         OraPharma, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from OraPharma, Inc. stockholders with respect to the merger. Information regarding these directors and executive officers and their ownership of OraPharma, Inc. common stock is contained in the proxy statement for OraPharma, Inc.'s 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.